Exhibit 99.1

Coldwater Creek Updates Third Quarter Earnings Guidance

Company to Host Conference Call Today at 5:00pm ET

SANDPOINT, Idaho, October 18, 2010. Coldwater Creek today announced updated earnings expectations for the third quarter of fiscal 2010.

For the three-month period ending October 30, 2010, the Company currently expects:

•                  Net sales in the range of $225 million to $230 million, reflecting a decline in comparable premium retail store sales of approximately 18% - 21% as compared to the third quarter of last year.  This compares to the Company’s previous guidance for third quarter net sales to increase in the low single digit range, which assumed essentially flat comparable premium retail store sales;

•                  Loss per share of $0.14 - $0.19 compared to the Company’s previous guidance for third quarter earnings per share in the range of $0.01 to $0.04; and

•                  Total inventory at quarter end is expected to increase in the mid-single digit range as compared to inventory at the end of the third quarter last year.  Premium retail inventory per square foot is expected to be down in the mid- to high-single digit range, as compared to premium retail inventory per square foot at the end of the third quarter last year.

The Company plans to report third quarter results on December 1, 2010.

Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek commented, “We are clearly very disappointed with our performance this quarter. Our fall merchandise assortment is meeting with limited success, as we did not offer products that resonated with our customers, particularly in important categories such as jackets, pants and woven shirts.  In response, we have made changes to key positions in both merchandising and product design to better support our strategic product direction going forward. In addition, we have increased our promotional activity to enable us to end the quarter with inventory that is well positioned for the holiday season. As we look ahead, we will continue to evaluate the factors that contributed to our shortfall this quarter to determine if additional adjustments need to be made. We are committed to improving our performance and are working diligently to take the necessary steps to best position Coldwater Creek for both the short and long term.”

Conference Call Information

Coldwater Creek will host a conference call today, Monday, October 18, 2010, at 5:00 p.m. (Eastern Time) to discuss its updated third quarter fiscal 2010 guidance. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.coldwatercreek.com. A replay of this call will be available until November 1, 2010 and can be accessed by dialing (877) 870-5176 and conference code 359362. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected third quarter fiscal 2010 net sales, earnings and inventory. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  that our planned promotional activities to end our third fiscal quarter will not reduce our inventory to expected levels;

•                  difficulties in forecasting consumer demand as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings expectations will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contacts:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

Web site:  www.coldwatercreek.com

Or:

Allison Malkin and Anne Rakunas

ICR, Inc.

203-682-8225/310-954-1113